Exhibit 8.1

List of Subsidiaries of the Registrant

Carbon Revolution Limited (Australia)

Carbon Revolution Operations Pty Ltd (Australia)

Carbon Revolution Technology Pty Ltd (Australia)

Carbon Revolution (USA) LLC (United States)

Carbon Revolution (UK) Limited (United Kingdom)